Exhibit 23.8

August 24, 2010

ChinaCache International Holdings Ltd.

6/F, Block A, Galaxy Plaza

No. 10 Jiuxianqiao Road Middle,

Chaoyang District

Beijing, 100015

The People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of ChinaCache International Holdings Ltd. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Kathleen Chien
Name: Kathleen Chien